Exhibit 99.1

ABM INDUSTRIES ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Record Full Year Revenues of More Than $6.4 billion; Organic Growth of 4.0%

Full Year GAAP Continuing EPS of $1.45; Adjusted Continuing EPS of $1.89

Fiscal 2019 Guidance Outlook Issued

Company Increases Dividend By 2.9%

NEW YORK, NY - December 18, 2018 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the fourth quarter and full year that ended October 31, 2018.

Scott Salmirs, President and Chief Executive Officer of ABM Industries, commented, "2018 marked a year of significant accomplishments for our organization.  We successfully integrated the GCA organization, expanding our ABM family by more than 30,000 employees and adding $1.0 billion of additional revenue to our portfolio. We also established a more aggressive sales and marketing strategy that generated record new revenue bookings of $900 million, validating the strategic, industry-led focus of our 2020 Vision and the resilience of our overall business."

	Three Months Ended October 31,				Years Ended October 31,
($ in millions, except per share amounts) (unaudited)	2018	2017	Increase		2018	2017	Increase

Revenues	$1,648.8	$1,497.9	10.1%		$6,442.2	$5,453.6	18.1%

Operating profit	$25.7	$4.4	NM*		$138.6	$101.9	36.1%

Income (loss) from continuing operations	$8.9	$(2.5)	NM*		$95.9	$78.1	22.9%
Income (loss) from continuing operations per diluted share	$0.13	$(0.04)	NM*		$1.45	$1.34	8.2%

Adjusted income from continuing operations	$38.8	$23.5	65.1%		$125.3	$101.9	23.0%
Adjusted income from continuing operations per diluted share	$0.58	$0.37	56.8%		$1.89	$1.75	8.0%

Net income (loss)	$9.7	$(3.6)	NM*		$97.8	$3.8	NM*
Net income (loss) per diluted share	$0.15	$(0.06)	NM*		$1.47	$0.07	NM*

Net cash provided by operating activities of continuing operations	$93.3	$19.1	NM*		$299.7	$101.7	NM*

Adjusted EBITDA	$89.9	$70.8	27.0%		$326.4	$236.7	37.9%
Adjusted EBITDA margin	5.5%	4.7%	73	bps	5.1%	4.3%	73	bps

* Not meaningful (due to variance greater than or equal to +/-100%)

This release refers to certain non-GAAP financial measures described as “Adjusted EBITDA” defined as earnings before income from discontinued operations, net of taxes, interest, taxes, depreciation and amortization and excluding items impacting comparability, "Adjusted EBITDA margin", “Adjusted income from continuing operations,” and “Adjusted income from continuing operations per diluted share”. These adjustments have been made with the intent of providing financial measures that give management and investors a more representative understanding of underlying operational results and trends as well as the Company’s operational performance. Management also uses Adjusted EBITDA as a basis for planning and forecasting future periods. Please refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures. We round amounts in these schedules to millions and calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

For the fourth quarter and full year periods of both fiscal 2018 and fiscal 2017, the results presented in this release reflect the Company's acquisition of GCA Services Group ("GCA"). The acquisition of GCA closed on September 1, 2017. Therefore, the financial results and associated year-over-year comparisons discussed in this release reflect twelve and two months of GCA operations for fiscal 2018 and fiscal 2017, respectively. This includes the related revenue and profit contributions, as well as higher amortization, interest expense and share count related to the transaction. Fiscal 2017 results for the fourth quarter and full year reflect the acquisition costs related to the transaction.

Fourth Quarter Summary

•	Record total revenue of $1,648.8 million, reflecting growth of 10.1%.

•	Organic revenue growth of 4.2%.

•	Operating results for the fourth quarter of fiscal 2018 reflect a non-cash impairment charge of $26.5 million related to the U.K. division of the Technical Solutions business.

•	Income from continuing operations of $8.9 million or $0.13 per diluted share, which was impacted by the aforementioned impairment charge.

•	Adjusted income from continuing operations increased 65.1% to $38.8 million, or $0.58 per diluted share, versus last year.

•	Income from continuing operations and adjusted income from continuing operations reflect a reduction of the Company's overall corporate tax rate due to the U.S. Tax Cuts and Jobs Act.

•	Adjusted EBITDA increased 27.0% to $89.9 million which led to an adjusted EBITDA margin of 5.5% versus 4.7% last year.

•	Net cash provided by operating activities of continuing operations increased to $93.3 million for the quarter, reflecting better working capital management.

Fourth Quarter Results

For the fourth quarter of fiscal 2018, the Company achieved revenues of $1.6 billion reflecting revenue related to GCA and organic growth of 4.2% primarily within the Business & Industry, Technical Solutions and Technology & Manufacturing segments. Organic growth was partially offset by the negative organic performance in the Aviation and Healthcare segments.  The GCA acquisition provided $90.4 million of incremental revenues, which is predominantly reflected in the Education, Technology & Manufacturing, and Business & Industry segments in the amounts of $51.6 million, $20.1 million, and $14.4 million, respectively.

On a GAAP basis, income from continuing operations was $8.9 million, or $0.13 per diluted share, compared to a loss from continuing operations of $2.5 million, or $0.04 per diluted share last year. Income from continuing operations for the fourth quarter of fiscal 2018 reflects a non-cash impairment charge of $26.5 million. This impairment is a result of the underperformance of ABM UK’s Technical Solutions segment, which has been impacted by the economic conditions post-Brexit.

Adjusted income from continuing operations for the fourth quarter of fiscal 2018 was $38.8 million, or $0.58 per diluted share, compared to $23.5 million, or $0.37 per diluted share, for the fourth quarter of fiscal 2017. Adjusted results exclude items impacting comparability.  A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Income from continuing operations for the fourth quarter of fiscal 2018 on both a GAAP and adjusted basis reflects revenue contribution due to the Company's overall growth, as well as the benefit of a reduced overall corporate tax rate as a result of the U.S. Tax Cuts and Jobs Act of 2017.  These results were partially offset by the impact of higher wage and overtime costs, although some of these costs were partially mitigated by the execution of planned cost control measures during the second half of fiscal 2018, including intensive labor management and discretionary cost containment.

Total net income for the fourth quarter of 2018 was $9.7 million, or $0.15 per diluted share, compared to a net loss of $3.6 million, or $0.06 per diluted share last year.

Adjusted EBITDA for the fourth quarter of 2018 was $89.9 million compared to $70.8 million in the fourth quarter of 2017, primarily as a result of the GCA acquisition. Adjusted EBITDA margin for the quarter was 5.5% versus 4.7% in the fourth quarter of fiscal 2017.

Fiscal 2018 Results

For fiscal 2018, the Company achieved record revenues of $6.4 billion reflecting more than $1.0 billion of total annualized revenue related to GCA. Organic growth was 4.0% primarily driven by the Business & Industry, Technical Solutions and Technology & Manufacturing segments. The GCA acquisition provided $858.4 million of incremental revenues compared to fiscal 2017, which is predominantly reflected in the Education, Technology & Manufacturing, and Business & Industry segments in the amounts of $477.0 million, $198.9 million, and $142.9 million, respectively. Overall results reflect the absence of Government Services, which was sold on May 31, 2017.

On a GAAP basis, income from continuing operations was $95.9 million, or $1.45 per diluted share, compared to $78.1 million, or $1.34 per diluted share last year. GAAP results reflect the aforementioned non-cash impairment charge of $26.5 million in fiscal 2018. This impairment is a result of the underperformance of ABM UK’s Technical Solutions segment, which has been impacted by the economic conditions post-Brexit.

Adjusted income from continuing operations for fiscal 2018 was $125.3 million, or $1.89 per diluted share, compared to $101.9 million, or $1.75 per diluted share for fiscal 2017. Adjusted results exclude items impacting comparability.  A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Income from continuing operations for fiscal 2018 on both a GAAP and adjusted basis reflects revenue contribution due to the Company's overall growth, as well as the benefit of a reduced overall corporate tax rate as a result of the U.S. Tax Cuts and Jobs Act of 2017.  These results were partially offset by the impact of higher wage and overtime costs, although some of these costs were partially mitigated by the execution of planned cost control measures during the second half of fiscal 2018, including intensive labor management and discretionary cost containment.

Total net income for fiscal 2018 was $97.8 million, or $1.47 per diluted share, compared to $3.8 million, or $0.07 per diluted share last year. Fiscal 2017 results reflect a loss from discontinued operations predominantly due to a class action litigation settlement related to the Company's divested Security business.

Adjusted EBITDA for fiscal 2018 was $326.4 million compared to $236.7 million in fiscal 2017, primarily as a result of the GCA acquisition. Adjusted EBITDA margin for the year was 5.1% versus 4.3% last year.

Scott Salmirs, President and Chief Executive Officer of ABM Industries, commented, "We continued to navigate one of the most challenging labor markets in recent history through the implementation of mitigation strategies and we drove GCA-related synergies that exceeded our original in-year expectations.  Additionally, we were able to reduce our leverage beyond our projections due to higher free cash flow generation as a result of our focus on operating efficiencies."

Liquidity & Capital Structure

The Company ended the quarter with total debt, including standby letters of credit of $1.1 billion.

Total debt to proforma adjusted EBITDA was approximately 3.2x.

In addition, the Company paid a quarterly cash dividend of $0.175 per common share for a total distribution of $11.5 million.

Declaration of Quarterly Cash Dividend

The Company also announced that the Board of Directors approved a 2.9% increase for the quarterly cash dividend to $0.18 per common share, payable on February 4, 2019 to stockholders of record on January 3, 2019. This marks ABM’s 211th consecutive quarterly cash dividend.

Guidance

For fiscal 2019, the Company expects GAAP income from continuing operations of $1.65 to $1.80 per diluted share, or adjusted income from continuing operations of $1.90 to $2.05 per diluted share. With the exception of the 2019 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential benefits associated with certain other discrete tax items and other unrecognized tax benefits.

On November 1, 2018, the Company adopted the Financial Accounting Standards Board’s new revenue recognition standard Accounting Standards Codification Topic 606 ("ASC 606") using the modified retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of fiscal 2019. As a result of this new accounting standard, the Company expects the impact to be in the range of ($0.05) to $0.05 primarily related to timing of revenue recognition for certain Bundled Energy Solutions contracts. These amounts are not reflected in the current guidance outlook.

Mr. Salmirs continued, "Looking ahead, we remain committed to driving revenue and protecting margins as we leverage the process improvements we established in 2018 to overcome the near-term labor environment. 2019 will be a pivotal year for ABM as we advance our operational and financial capabilities through several key technology implementations that will take place throughout the year. These actions will continue our transformation and build momentum as we pursue greater growth and profitability for 2020 and beyond.”

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, December 19, 2018 at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the "Investors" section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the recording through January 2, 2019 and can be accessed by dialing (844) 512-2921 and then entering ID #13685654.  An archive will also be available on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is a leading provider of facility solutions with revenues of approximately $6.4 billion and more than 130,000 employees in 350+ offices throughout the United States and various international locations. ABM’s comprehensive capabilities include janitorial, electrical & lighting, energy solutions, facilities engineering, HVAC & mechanical, landscape & turf, mission critical solutions and parking, provided through stand-alone or integrated solutions. ABM provides custom facility solutions in urban, suburban and rural areas to properties of all sizes - from schools and commercial buildings to hospitals, data centers, manufacturing plants and airports. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: (1) we may not realize the full extent of growth opportunities and synergies that we anticipated from the acquisition of GCA; (2) we incurred a substantial amount of debt to complete the acquisition of GCA. To service our debt we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the profitability of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments required to service our indebtedness or we may be required to suspend certain discretionary payments, including our dividend; (3) changes to our businesses, operating structure, financial reporting structure, or personnel relating to the implementation of our 2020 Vision strategic transformation initiative, together with process and technology initiatives following the acquisition of GCA, may not have the desired effects on our financial condition and results of operations; (4) our success depends on our ability to gain profitable business despite competitive pressures and on our ability to preserve long-term client relationships; (5) our business success depends on our ability to attract and retain qualified personnel and senior management; (6) our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; (7) our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; (8) unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; (9) we insure our insurable risks through a combination of insurance and self-insurance and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates of ultimate insurance losses could result in material charges against our earnings; (10) our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; (11) impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; (12) changes in general economic conditions, including changes in energy prices, government regulations, and changing consumer preferences, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; (13) our business may be materially affected by changes to fiscal and tax policies. Negative or unexpected tax consequences could adversely affect our results of operations; (14) we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; (15) a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relationship to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union-organizing drives; (16) if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and, as a result may have a material adverse effect on the value of our common stock; (17) our business may be negatively impacted by adverse weather conditions; (18) catastrophic events, disasters, and terrorist attacks could disrupt our services; and (19) actions of activist investors could disrupt our business. The list of factors above is illustrative and by no means exhaustive. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations as adjusted for items impacting comparability, for the fourth quarter and twelve months of fiscal years October 31, 2018 and 2017. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before income from discontinued operations, net of taxes, interest, depreciation and amortization and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and twelve months of fiscal years October 31, 2018 and 2017. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

Contact:
Investor Relations:	Susie Choi
(212) 297-9721
susie.choi@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2018	2017	Increase / (Decrease)
Revenues	$1,648.8	$1,497.9	10.1%
Operating expenses	1,465.6	1,337.0	9.6%
Selling, general and administrative expenses	111.2	137.4	(19.0)%
Restructuring and related expenses	3.2	4.9	(35.1)%
Amortization of intangible assets	16.5	14.2	15.8%
Impairment loss	26.5	—	NM*
Operating profit	25.7	4.4	NM*
Income from unconsolidated affiliates, net	0.7	0.7	3.8%
Interest expense	(13.0)	(10.1)	28.9%
Income (loss) from continuing operations before income taxes	13.4	(5.0)	NM*
Income tax (provision) benefit	(4.5)	2.5	NM*
Income (loss) from continuing operations	8.9	(2.5)	NM*
Income (loss) from discontinued operations	0.8	(1.1)	NM*
Net income (loss)	9.7	(3.6)	NM*
Net income (loss) per common share — Basic
Income (loss) from continuing operations	$0.13	$(0.04)	NM*
Income (loss) from discontinued operations	0.01	(0.02)	NM*
Net income (loss)	$0.15	$(0.06)	NM*
Net income (loss) per common share — Diluted
Income (loss) from continuing operations	$0.13	$(0.04)	NM*
Income (loss) from discontinued operations	0.01	(0.02)	NM*
Net income (loss)	$0.15	$(0.06)	NM*
Weighted-average common and common equivalent shares outstanding
Basic	66.3	62.8
Diluted (1)	66.6	62.8
Dividends declared per common share	$0.175	$0.170

* Not meaningful (due to variance greater than or equal to +/-100%)

(1) The dilutive impact of the Company's PSUs, RSUs and stock options has been excluded from the calculation of diluted (loss) earnings per share for the three months ended October 31, 2017 because their inclusion would have an antidilutive effect on the net loss per share.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2018	2017	Increase / (Decrease)
Revenues	$6,442.2	$5,453.6	18.1%
Operating expenses	5,747.4	4,881.2	17.7%
Selling, general and administrative expenses	438.0	436.6	0.3%
Restructuring and related expenses	25.7	20.9	23.1%
Amortization of intangible assets	66.0	31.6	NM*
Impairment loss (recovery)	26.5	(18.5)	NM*
Operating profit	138.6	101.9	36.1%
Income from unconsolidated affiliates, net	3.2	4.2	(23.9)%
Interest expense	(54.1)	(19.2)	NM*
Income from continuing operations before income taxes	87.7	86.9	1.0%
Income tax benefit (provision)	8.2	(8.8)	NM*
Income from continuing operations	95.9	78.1	22.9%
Income (loss) from discontinued operations, net of taxes	1.8	(74.3)	NM*
Net income	97.8	3.8	NM*
Net income per common share — Basic
Income from continuing operations	$1.45	$1.35	7.4%
Income (loss) from discontinued operations	0.03	(1.29)	NM*
Net income	1.48	0.07	NM*
Net income per common share — Diluted
Income from continuing operations	$1.45	$1.34	8.2%
Income (loss) from discontinued operations	0.03	(1.27)	NM*
Net income	$1.47	$0.07	NM*
Weighted-average common and common equivalent shares outstanding
Basic	66.1	57.7
Diluted	66.4	58.3
Dividends declared per common share	$0.700	$0.680

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2018	2017
Net cash provided by operating activities of continuing operations	$93.3	$19.1
Net cash provided by (used in) operating activities of discontinued operations	20.2	(38.9)
Net cash provided by (used in) operating activities	$113.5	$(19.8)
Purchase of businesses, net of cash acquired	—	(835.0)
Other	(11.8)	(12.8)
Net cash used in investing activities	$(11.8)	$(847.8)
Taxes withheld from issuance of share-based compensation awards, net	(0.6)	(2.8)
Dividends paid	(11.5)	(11.1)
Deferred financing costs paid	—	(18.7)
Borrowings from credit facility	297.2	1,209.1
Repayment of borrowings from credit facility	(384.3)	(282.6)
Changes in book cash overdrafts	(9.6)	(10.7)
Financing of energy savings performance contracts	1.9	—
Repayment of capital lease obligations	(1.0)	(0.6)
Net cash (used in) provided by financing activities	$(108.0)	$882.7
Effect of exchange rate changes on cash and cash equivalents	(0.6)	—

	Years Ended October 31,
(in millions)	2018	2017
Net cash provided by operating activities of continuing operations	$299.7	$101.7
Net cash provided by (used in) operating activities of discontinued operations	21.2	(96.1)
Net cash provided by operating activities	$320.9	$5.6
Purchase of businesses, net of cash acquired	—	(853.6)
(Adjustments to) and proceeds from sale of business	(1.9)	35.5
Other	(46.2)	(53.6)
Net cash used in investing activities	$(48.1)	$(871.8)
Taxes withheld from issuance of share-based compensation awards, net	(1.0)	(0.7)
Repurchases of common stock	—	(7.9)
Dividends paid	(46.0)	(39.5)
Deferred financing costs paid	(0.1)	(18.7)
Borrowings from credit facility	1,184.2	1,880.1
Repayment of borrowings from credit facility	(1,426.4)	(957.2)
Changes in book cash overdrafts	(8.5)	15.8
Financing of energy savings performance contracts	5.4	6.8
Payment of contingent consideration	—	(3.8)
Repayment of capital lease obligations	(3.3)	(0.9)
Net cash (used in) provided by financing activities	$(295.8)	$874.0
Effect of exchange rate changes on cash and cash equivalents	(0.7)	1.5

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$39.1	$62.8
Trade accounts receivable, net of allowances	1,014.1	1,038.1
Prepaid expenses	80.8	101.8
Other current assets	37.0	32.8
Total current assets	1,171.0	1,235.5
Other investments	16.3	17.6
Property, plant and equipment, net of accumulated depreciation	140.1	143.1
Other intangible assets, net of accumulated amortization	355.7	430.1
Goodwill	1,834.8	1,864.2
Other noncurrent assets	109.6	122.1
Total assets	$3,627.5	$3,812.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$37.0	$16.9
Trade accounts payable	221.9	230.8
Accrued compensation	172.1	159.9
Accrued taxes—other than income	56.0	52.5
Insurance claims	149.5	112.5
Income taxes payable	3.2	13.4
Other accrued liabilities	152.7	171.8
Total current liabilities	792.5	757.8
Long-term debt, net	902.0	1,161.3
Deferred income tax liability, net	37.8	57.3
Noncurrent insurance claims	360.8	382.9
Other noncurrent liabilities	62.9	61.3
Noncurrent income taxes payable	16.9	16.3
Total liabilities	2,172.9	2,436.9
Total stockholders’ equity	1,454.6	1,375.7
Total liabilities and stockholders’ equity	$3,627.5	$3,812.6

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended October 31,
($ in millions)	2018	2017	Increase/ (Decrease)
Revenues
Business & Industry	$737.1	$683.5	7.8%
Aviation	265.5	267.5	(0.7)%
Technology & Manufacturing	234.2	203.0	15.4%
Education	214.0	163.6	30.8%
Technical Solutions	131.4	114.4	14.8%
Healthcare	66.6	65.9	1.0%
Total revenues	$1,648.8	$1,497.9	10.1%
Operating profit (loss)
Business & Industry	43.6	35.2	23.8%
Aviation	2.6	8.6	(70.1)%
Technology & Manufacturing	17.5	12.1	45.6%
Education	12.0	6.9	74.1%
Technical Solutions (2018 includes an impairment charge of $26.5M)	(8.4)	10.1	NM*
Healthcare	0.9	2.9	(70.7)%
Government Services	—	0.1	NM*
Corporate	(41.5)	(70.5)	(41.1)%
Adjustment for income from unconsolidated affiliates, net, included in Aviation	(0.7)	(0.7)	10.9%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.2)	(0.1)	37.4%
Total operating profit	25.7	4.4	NM*
Income from unconsolidated affiliates, net	0.7	0.7	3.8%
Interest expense	(13.0)	(10.1)	28.9%
Income (loss) from continuing operations before income taxes	13.4	(5.0)	NM*
Income tax (provision) benefit	(4.5)	2.5	NM*
Income (loss) from continuing operations	8.9	(2.5)	NM*
Income (loss) from discontinued operations	0.8	(1.1)	NM*
Net income (loss)	$9.7	$(3.6)	NM*

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2018	2017	Increase/ (Decrease)
Revenues
Business & Industry	$2,917.6	$2,629.1	11.0%
Aviation	1,023.8	990.4	3.4%
Technology & Manufacturing	924.5	697.4	32.6%
Education	837.5	363.1	NM*
Technical Solutions	465.6	439.6	5.9%
Healthcare	273.3	247.5	10.4%
Government Services	—	86.5	NM*
Total revenues	$6,442.2	$5,453.6	18.1%
Operating profit (loss)
Business & Industry	$154.6	$135.6	14.0%
Aviation	23.2	25.3	(8.5)%
Technology & Manufacturing	67.4	47.8	40.8%
Education	43.8	18.0	NM*
Technical Solutions (2018 includes an impairment charge of $26.5M)	16.5	37.6	(56.0)%
Healthcare	8.8	10.6	(17.4)%
Government Services	(0.8)	21.8	NM*
Corporate	(168.8)	(189.0)	(10.7)%
Adjustment for income from unconsolidated affiliates, net, included in Aviation and Government Services	(3.2)	(4.1)	(21.1)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(2.8)	(1.9)	48.1%
Total operating profit	138.6	101.9	36.1%
Income from unconsolidated affiliates, net	3.2	4.2	(23.9)%
Interest expense	(54.1)	(19.2)	NM*
Income from continuing operations before income taxes	87.7	86.9	1.0%
Income tax benefit (provision)	8.2	(8.8)	NM*
Income from continuing operations	95.9	78.1	22.9%
Income (loss) from discontinued operations, net of taxes	1.8	(74.3)	NM*
Net income	$97.8	$3.8	NM*

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2018	2017	2018	2017
Reconciliation of Income (Loss) from Continuing Operations to Adjusted Income from Continuing Operations
Income (loss) from continuing operations	$8.9	$(2.5)	$95.9	$78.1
Items impacting comparability(a)
Prior year self- insurance adjustment(b)	0.3	(0.3)	7.4	22.0
Other	1.2	—	1.8	—
U.S. Foreign Corrupt Practices Act investigation(c)	—	—	—	(3.2)
Restructuring and related(d)	3.2	4.9	25.7	20.9
Acquisition costs	0.1	23.9	2.6	27.0
Litigation and other settlements	5.8	10.5	7.6	12.9
Impairment loss (recovery)	26.5	—	27.2	(18.5)
Total items impacting comparability	37.1	39.0	72.2	61.0
Income tax benefit(e)(f)	(7.2)	(13.0)	(42.8)	(37.2)
Items impacting comparability, net of taxes	29.9	26.0	29.4	23.8
Adjusted income from continuing operations	$38.8	$23.5	$125.3	$101.9

	Three Months Ended October 31,		Years Ended October 31,
	2018	2017	2018	2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$9.7	$(3.6)	$97.8	$3.8
Items impacting comparability	37.1	39.0	72.2	61.0
(Income) loss from discontinued operations	(0.8)	1.1	(1.8)	74.3
Income tax provision (benefit)	4.5	(2.5)	(8.2)	8.8
Interest income from energy efficient government buildings(g)	—	—	—	(0.4)
Interest expense	13.0	10.1	54.1	19.2
Depreciation and amortization	26.4	26.6	112.5	70.1
Adjusted EBITDA	$89.9	$70.8	$326.4	$236.7

	Three Months Ended October 31,		Years Ended October 31,
	2018	2017	2018	2017
Reconciliation of Income (Loss) from Continuing Operations per Diluted Share to Adjusted Income from Continuing Operations per Diluted Share
Income (loss) from continuing operations per diluted share	$0.13	$(0.04)	$1.45	$1.34
Items impacting comparability, net of taxes	0.45	0.41	0.44	0.41
Adjusted income from continuing operations per diluted share	$0.58	$0.37	$1.89	$1.75
Diluted shares	66.6	62.8	66.4	58.3

(a) The Company adjusts income from continuing operations to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability  to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from income from continuing operations is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the years ended October 31, 2018 and 2017, our self-insurance general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years was increased by $7.4 million and $22.0 million, respectively.

(c) FY17 represents reimbursement of previously expensed legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.

(d) The QTD and YTD FY18 period represents restructuring costs related to the GCA acquisition in September 2017; The QTD and YTD FY17 amount represents restructuring costs related to the GCA acquisition in September 2017 and costs for the Company's 2020 Vision Transformation Initiative, net of the reversal of certain share-based compensation costs.

(e) The Company's tax impact is calculated using the federal and state statutory rate of 31.3% for QTD FY18 and 30.2% for YTD FY18; and 39.9% for QTD FY17 and 40.7% for YTD FY17. On the FY17 impairment recovery related to the Company’s Government Services business the tax impact was calculated using a 39.0% tax rate. On the FY18 impairment of the Technical Solutions business, the impairment of customer relationship resulted in a tax benefit calculated at a 19% tax rate and the impairment of goodwill did not result in any tax benefit. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(f)QTD FY18 includes a tax benefit of $1.2M relating to the expiring statute of limitations and a tax benefit of $1.6M related to the enactment of the Tax Act. YTD FY18 includes a tax benefit of $4.7M related to the expiring statute of limitations and a tax benefit of $23.2M related to the enactment of the Tax Act. QTD FY17 includes a $2.6M tax charge related to non-deductible acquisitions costs. YTD FY17 includes a tax benefit of $14.6M related to expiring statute of limitations and $2.6M tax charge related to non-deductible acquisitions costs.

(g) Adjusted EBITDA does not include interest income for certain long term energy contracts, in which case a gross up of both interest income and interest expense is being recorded.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2019 GUIDANCE

	Year Ending October 31, 2019
Reconciliation of Estimated Income from Continuing Operations per Diluted Share to Estimated Adjusted Income from Continuing Operations per Diluted Share	Low Estimate	High Estimate
Income from continuing operations per diluted share (a)	1.65	1.80
Adjustments (b)	0.25	0.25
Adjusted Income from continuing operations per diluted share (a)	$1.90	$2.05

(a) With the exception of the 2019 Work Opportunity Tax Credits and ASU 2016-09, this guidance does not include any potential benefits associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Adjustments include costs associated with the strategic review, legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.

(c) On November 1, 2018, the Company adopted the Financial Accounting Standards Board’s new revenue recognition standard Accounting Standards Codification Topic 606 ("ASC 606") using the modified retrospective approach with cumulative-effect adjustment to retained earnings as of the beginning of fiscal 2019. As a result of this new accounting standard, the Company expects the impact to be in the range of ($0.05) to $0.05 primarily related to timing of revenue recognition for certain Bundled Energy Solutions contracts. These amounts are not reflected in the current guidance outlook.